Exhibit (c)(vi) Confidential Preliminary Draft Subject to Change Heading Sub Header Project Rover Special Committee Discussion Materials July 4, 2024

Confidential Preliminary Draft Subject to Change Situation and Valuation Summary 2

Confidential Preliminary Draft Subject to Change Sit Situa uatio tion n Upd Updat ate e — Rover (“Rover” or the “Company”) is a provider of revenue cycle management solutions for health systems, hospitals and physician groups. Rover serves over 3,700 hospitals, including 93 of the top 100 health systems, and over 30,000 physicians, and covers more than $1 trillion of Net Patient Revenue (“NPR”) as of December 31, 2023. The Company offers a comprehensive suite of solutions that cover all areas of the revenue cycle and employs a large team of revenue cycle experts ¡ Significant shareholders of Rover include New Mountain Capital (“NMC”), which owns ~30% of the Company on a diluted basis, and TCP-ASC ACHI Series LLLP (“TCP-ASC”), a joint venture between TowerBrook Capital Partners (“TowerBrook”) and Ascension Health System, which owns ~33% of the Company on a diluted basis — On February 26, 2024, NMC filed a Schedule 13D, requesting a waiver from the standstill provisions of the Investor Rights Agreement, which would enable NMC to make a proposal to acquire the Company ¡ The Schedule 13D included an attached exhibit with a draft proposal to acquire the Company for $13.75 per share in cash; the proposal welcomes, but does not require, the participation of other existing shareholders ¡ The exhibit also announced that NMC has engaged Goldman Sachs and J.P. Morgan as financial advisors and Ropes & Gray as legal counsel — On March 11, 2024, TCP-ASC filed a Schedule 13D, requesting certain waivers of antitakeover statutes and announcing the ongoing discussions with NMC regarding a potential transaction. TCP- ASC also noted that a transaction other than a joint transaction between TCP-ASC and NMC would be difficult if not impossible to execute, as neither party is interested in selling their shares — Also on March 11, 2024, the Company announced the formation of a Special Committee to evaluate strategic alternatives, which has since appointed Barclays and Qatalyst as financial advisors and Skadden as legal counsel — On April 29, 2024, NMC filed a 13D saying it was only interested in pursuing a transaction jointly with TCP-ASC — Beginning in late April, per the Special Committee's approval, the bankers reached out to five technology-focused strategic buyers to gauge interest in a transaction; all parties passed on the opportunity — On May 6, 2024, the Special Committee granted a waiver permitting NMC to discuss the possibility of making a joint take-private proposal with TCP-ASC. This waiver was originally granted through June 13th, but was later extended to July 12th ¡ Since the May 6th waiver, both parties have engaged in extensive due diligence – including a 4 hour management presentation and ~20 functional diligence calls. Out of 538 diligence requests submitted which covered both critical business and financial diligence as well as confirmatory diligence, 513 of the requests have been closed — On July 1, 2024, NMC filed a 13D that included a revised draft proposal of $13.25 per share in cash, and noted that the proposed price reflects the completion of diligence and takes into account events that have occurred subsequent to their initial waiver request on January 26, 2024 st ¡ On the first full trading day after the July 1 13D became public, Rover stock declined 13.2% from $12.56 to $10.90 ¡ As disclosed in their 13D filing, NMC is now prepared to do this transaction without TCP-ASC but remains open to having TCP-ASC participate in a potential transaction as equity co-investors Source: Rover filings, NMC 13D, TCP-ASC 13D. 3 Updates Since Transaction Background 4/17/24 Meeting

Overview of $13.25 New Mountain Capital Offer

Confidential Preliminary Draft
Subject to Change

($ in millions, except for per share values)

Transaction Overview

- Sources & uses reflects the illustrative transaction overview per New Mountain Capital email received 7/2/24
  - Assumes 100% rollover from NMC, $3.1bn of new equity from NMC, $3.8bn of new debt and an undetermined amount of rollover / co-invest amount from customers
- Implied total debt / EBITDA of 5.9x based on LTM 6/30/24 PF Adj. EBITDA of $635mm[1]

Market Values and Multiples

		Undisturbed (2/23/24)	Prior Offer	Recent Close (7/2/24)	New Offer
Stock Price		$11.10	$13.75	$10.90	$13.25
Diluted Shares[3]		460.6	465.6	464.7	469.3
Equity Value		**$5,113**	**$6,402**	**$5,065**	**$6,219**
Net Debt[3]		2,173[4]	2,173[4]	2,133	2,133
Enterprise Value		**$7,286**	**$8,575**	**$7,198**	**$8,352**
EV / EBITDA (Wall Street Consensus)[5]					
2023A[6]	$639	11.4x	13.4x	11.3x	13.1x
2024E	$643	10.7x[7]	12.5x[7]	11.2x	13.0x
2025E	$769	9.1x[7]	10.7x[7]	9.4x	10.9x
EV / EBITDA (Management Plan)					
2023A[6]	$639	11.4x	13.4x	11.3x	13.1x
2024E	$655	11.1x	13.1x	11.0x	12.7x
2025E	$766	9.5x	11.2x	9.4x	10.9x

Sources & Uses[2]

Sources		Uses	
New Third-Party Debt	$3,750	**Equity Value**	**$6,219**
NMC Funds Rollover Equity (CoyCo's)	$1,802	Net Debt	2,135
New NMC Funds Equity	3,051		
Total NMC	**$4,853**	**Total Enterprise Value**	**$8,353**
Additional Rollover/Co-Invest *(Proposal not contingent on any rollover / co-invest)*	-	Cash to Balance Sheet / Transaction Fees	$250
Total Sources	**$8,603**	**Total Uses**	**$8,603**
Memo: New Cash Equity	**$3,051**		

Premiums / (Discounts)

		Prior Offer	Recent Close (7/2/24)	New Offer
Stock Price		**$13.75**	**$10.90**	**$13.25**
% Premium to:				
Recent Close (7/2/24)	$10.90	26%	-	22%
Pre Request (1/25/24)	$10.17	35%	7%	30%
Undisturbed (2/23/24)	$11.10	24%	(2%)	19%
30 Day VWAP (2/23/24)	$10.31	33%	6%	28%
90 Day VWAP (2/23/24)	$10.67	29%	2%	24%
52 Week High (7/17/23)	$18.49	(26%)	(41%)	(28%)
52 Week Low (1/11/24)	$9.11	51%	20%	45%

Source: FactSet, Rover filings, Management Plan, NMC email received 7/2/24. Note: Market data as of 7/2/24. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method. Note[1]: Reflects LTM 6/30/24 Adj. EBITDA of $622mm plus 50% of Acclara / Advata's 2023A Adj. EBITDA of $25mm per Rover investor presentation dated December 6, 2023. Note[2]: Reflects illustrative transaction framework per NMC email received 7/2/24. Note[3]: FDSO for Undisturbed and Prior Offer assumes 420.3mm basic shares outstanding, 2.6mm options with a weighted average exercise price of $3.41, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 9.5mm RSUs/PBRSUs per Rover Filings. Note[4]: Reflects pro forma cash balance for Acclara / Advata acquisition per Rover management. Note[5]: Current consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note[6]: 2023A EBITDA includes Rover Adj. EBITDA of $614mm plus $25mm contribution from Acclara / Advata acquisition. Note[7]: Statistics based on consensus estimates as of February 23, 2024, the trading day prior to public filing of the NMC Draft Proposal.

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Confidential Preliminary Draft Subject to Change Summary of Updates Since Prior Committee Meeting Changes Since 4/17/24 Committee Meeting — No changes to underlying Management Plan / unlevered free cash flow ¡ Based on preliminary conversations with management, the impact from the Ascension outage could result in ($66mm) impact to EBITDA in 2024E and positive impact of $47mm incremental EBITDA in 2025E Projections & Financials — 6/30/24E net debt projection updated to reflect 3/31/24A cash and debt balances and 1-quarter roll-forward — Share count updated to reflect capitalization per Rover management on 6/18/24 Discounted Cash Flow— No changes to WACC or perpetuity growth rate range — Added Waystar as a peer (IPO priced on 6/6/24 and consensus estimates became available on 7/2/24) 2024E EV EBITDA 2025E EV EBITDA — Multiple ranges: Trading Comparables Previous Current Previous Current ¡ 11-13x 2024E EBITDA (vs. 11-14x previously) Mean 10.9x 11.3x 9.1x 9.8x ¡ 10-12x 2025E EBITDA (vs. 9-12x previously) Median 10.5x 11.8x 9.9x 9.7x ¡ Waystar trades at 14.3x 2024E EBITDA and 13.1x 2025E EBITDA — No changes to peer set or multiple range Precedent Transactions Source: FactSet, Company filings, Management Plan. Note: Market data as of 7/2/24. 5

Preliminary Valuation Analysis

Confidential Preliminary Draft
Subject to Change

Implied Illustrative Share Price



Discounted Cash Flow
$9.94
$16.28
Trading Multiples
$10.92
$13.59
$11.84
$14.96
Transaction Multiples
$11.22
$16.43
$20.62
Ensemble / Berkshire
Current: $10.90
Undisturbed: $11.10
NMC Offer: $13.25

Assumptions

Discounted Cash Flow
- Weighted average cost of capital range: 9.5% – 11.0%
- Perpetuity growth rate range: 3.5% – 4.5%
- Based on 2024-2030 Management Plan, discounted to 6/30/24 using mid-year convention

Trading Multiples
- Multiple range: 11.0x – 13.0x (2024)
- $655mm 2024E Adj. EBITDA per Management Plan

- Multiple range: 10.0x – 12.0x (2025)
- $766mm 2025E Adj. EBITDA per Management Plan

Transaction Multiples
- Multiple range: 11.5x – 15.5x
- $639mm[(1)] 12/31/23 PF LTM Adj. EBITDA
- Ensemble / Berkshire: 3/28/22; 18.7x LTM EBITDA

Source: Rover filings, Management Plan. Transaction multiples per company filings. Trading multiples per company filings and FactSet. Note: Market data as of 7/2/24. Assumes 6/30/24 transaction close for DCF and net debt of $2,133mm. Transaction and trading multiples implied share price calculated based on 3/31/24 net debt of $2,133mm. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method; DCF includes 1.5mm shares from a quarter year of stock-based compensation dilution. Note[1]: 12/31/23 LTM Rover Adj. EBITDA of $614mm plus $25mm contribution from Acclara / Advata acquisition.

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Market Data: Reference

Confidential Preliminary Draft
Subject to Change



Implied Illustrative Share Price
$9.11
$18.49
Undisturbed Range (1)
$12.00
$14.00
$20.00
Mean/Median: $16.57/ $16.00
$13.72
$17.03
Mean/Median: $15.55/ $14.66
$13.31
$16.41
Mean/Median: $14.91/ $14.11
Current: $10.90 Undisturbed: $11.10 NMC Offer: $13.25

	Assumptions
52-Week Trading Range	▪ Based on closing day share prices for the 52-week period prior to the undisturbed date (2/23/2024) ▪ 52-week High: 7/17/23 ▪ 52-week Low: 1/11/24
Current Equity Research Price Targets	▪ Based on Brokers with price targets post NMC announcement (2/26/24) ▪ Excludes Brokers who have suspended price ratings ▪ High: TD Cowen (7/1/24) and Cantor (7/2/24) ▪ Low: Evercore (7/1/24)
Premiums Paid – All Deals	▪ Based on cash-only deals (excluding minority transactions) from last 10 years involving US targets with total EV between $5bn and $15bn ▪ Premium applied to undisturbed price of $11.10 as of 2/23/24 ▪ 25th Percentile: 23.6% / 75th Percentile: 53.4% ▪ Mean: 40.1% / Median: 32.1%
Premiums Paid – Sponsor LBOs	▪ Based on cash-only deals (excluding minority transactions) from last 10 years involving US targets with total EV between $5bn and $15bn and sponsor acquirers ▪ Premium applied to undisturbed price of $11.10 as of 2/23/24 ▪ 25th Percentile: 19.9% / 75th Percentile: 47.9% ▪ Mean: 34.3% / Median: 27.1%

Source: FactSet, Wall Street Research, Deal Points. Note: Market data as of 7/2/24. Premiums paid data per FactSet, Dealogic, Company filings and Press. Note[1]: Low end based on Evercore's undisturbed target price prior to NMC 13D filing on 2/26/24.

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Confidential Preliminary Draft Subject to Change Discounted Cash Flow Analysis ($ in millions, except for per share values) Projected Cash Flows Fiscal Year Ending December 31, 2024B 2025E 2026E 2027E 2028E 2029E 2030E Terminal Year Revenue $2,666 $2,913 $3,123 $3,392 $3,677 $3,962 $4,261 $4,261 % Growth 18.3% 9.2% 7.2% 8.6% 8.4% 7.8% 7.5% Adj. EBITDA $655 $766 $874 $1,001 $1,109 $1,202 $1,301 $1,301 % Margin 24.6% 26.3% 28.0% 29.5% 30.1% 30.3% 30.5% 30.5% (–) Depreciation (106) (127) (145) (157) (170) (184) (198) (213) (–) Stock-Based Compensation (84) (92) (95) (100) (108) (117) (125) (125) (–) Ongoing Restructuring / Integration Costs (114) (60) (35) (30) (30) (30) (30) (30) EBITA $352 $487 $599 $714 $800 $871 $947 $932 (–) Taxes (92) (119) (149) (178) (202) (221) (242) (238) Taxes as a % of EBITA 26.3% 24.4% 24.8% 25.0% 25.2% 25.4% 25.6% 25.5% NOPAT (Excl. Amortization) $259 $368 $451 $536 $599 $650 $705 $694 (+) Depreciation 106 127 145 157 170 184 198 213 (–) Capex (133) (146) (156) (170) (184) (198) (213) (213) (–) Change in NWC (65) (25) (24) (30) (29) (28) (30) (17) (–) Tax Related to Vesting of Equity Awards (26) (31) (32) (33) (36) (39) (42) (42) Unlevered Free Cash Flow $141 $294 $384 $460 $520 $569 $619 $635 (–) H1 2024 Free Cash Flow (13) - - - - - - - DCF Unlevered Free Cash Flow $128 $294 $384 $460 $520 $569 $619 $635 Value of NOLs 6/30/2024 NOL Starting Balance $63 $54 $36 $17 - - - NOLs Utilized (Assuming $18mm Annual 382 Limitation) 9 18 18 17 - - - NOL Tax Savings @ 21% Tax Rate $2 $4 $4 $4 - - - Discounted Cash Flow Sensitivity Analysis PV Implied Share Price at Perpetuity Growth Rate of: Implied Terminal Exit Multiple with Perpetuity Growth Rate of: WACC Cash Flows NOLs 3.5% 4.0% 4.5% 3.5% 4.0% 4.5% 9.50% $2,147 $11 $13.55 $14.79 $16.28 8.8x 9.7x 10.7x 10.25% 2,097 11 11.55 12.49 13.59 7.9x 8.5x 9.3x 11.00% 2,049 11 9.94 10.68 11.53 7.1x 7.6x 8.3x Source: Rover filings, Management Plan, NOL projections per Rover management. Note: Based on 2024-2030 Management Plan, discounted back to 6/30/24 using mid-year convention. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method; includes 1.5mm shares from a quarter year of stock-based compensation dilution. 8

Select Trading Comparables

Confidential Preliminary Draft
Subject to Change

($ in millions, except per share values)

Company	Stock Price 7/2/2024	Enterprise Value	Equity Value	% of 52-Week High	'24E-'25E Growth Revenue	'24E-'25E Growth EBITDA	2024E Margin Gross	2024E Margin EBITDA	EV / EBITDA 2024E	EV / EBITDA 2025E	Debt / LTM 3/31/24 EBITDA
HealthEquity	$85.76	$8,656	$7,795	97.2%	14.1%	18.7%	60.8%	39.5%	18.9x	15.9x	2.8x
genpact	31.80	6,758	5,897	80.3%	5.9%	8.7%	35.2%	18.2%	8.0x	7.4x	1.6x
EXL	31.44	5,358	5,260	94.1%	11.3%	12.1%	37.5%	21.1%	14.0x	12.5x	1.0x
WAYSTAR[1]	21.51	5,028	3,707	93.2%	9.7%	9.0%	66.1%	39.9%	14.3x	13.1x	4.0x
evolent HEALTH	19.25	3,137	2,316	55.0%	15.2%	30.7%	18.2%	9.6%	12.7x	9.7x	4.9x
WNS	53.19	2,550	2,614	70.8%	9.2%	12.2%	28.6%	26.0%	7.6x	6.8x	0.5x
progyny	28.33	2,406	2,778	63.0%	16.1%	19.0%	24.1%	17.6%	11.0x	9.3x	NA
PREMIER	18.50	2,036	1,969	65.4%	(0.9%)	(3.6%)	65.9%	30.9%	5.1x	5.3x	0.3x
Omnicell	26.16	1,293	1,231	34.8%	6.2%	30.1%	41.9%	9.4%	12.8x	9.9x	4.7x
HealthStream	27.75	779	861	95.3%	5.4%	5.9%	66.1%	22.5%	11.8x	11.1x	NA
TruBridge	10.58	346	164	39.6%	6.3%	15.1%	48.6%	13.4%	7.7x	6.7x	4.4x
HealthCatalyst	6.10	293	391	42.4%	11.6%	50.9%	49.8%	8.0%	11.8x	7.8x	22.5x
25th Percentile				59.0%	6.1%	8.8%	31.9%	15.5%	7.9x	7.1x	1.0x
Mean				71.7%	9.0%	14.4%	44.8%	22.6%	11.3x	9.8x	2.7x
Median				70.8%	9.2%	12.2%	41.9%	21.1%	11.8x	9.7x	2.8x
75th Percentile				93.6%	12.7%	18.9%	63.4%	28.5%	13.4x	11.8x	4.4x
Undisturbed[2]											
Rover (Consensus)	$11.10	$7,286	$5,113	59.3%	14.1%[4]	16.8%[4]	28.3%[4]	25.4%[4]	10.7x[4]	9.1x[4]	3.6x[6]
Rover (Management)	11.10	7,286	5,113	59.3%	9.2%	16.9%	NA[5]	24.6%	11.1x	9.5x	3.6x[6]
At New Mountain Offer[3]											
Rover (Consensus)	$13.25	$8,352	$6,219	70.8%	11.8%	19.6%	27.7%	24.6%	13.0x	10.9x	3.6x[6]
Rover (Management)	13.25	8,352	6,219	70.8%	9.2%	16.9%	NA[5]	24.6%	12.7x	10.9x	3.6x[6]

Source: FactSet, Company filings, Management Plan. Note: Market data as of 7/2/24. Consensus Rover estimates exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Assumes 30-day option to purchase 6,750,000 in shares is exercised by underwriters at the initial public offering price less the underwriting discount. Note[2]: Market data as of undisturbed date of 2/23/24. Balance sheet data as of 12/31/23. Note[3]: Represents NMC offer price of $13.25 / share. Balance sheet data as of 3/31/24. Note[4]: Statistics based on Rover's stock price and consensus estimates as of February 23, 2024, the trading day prior to public filing of the NMC Draft Proposal. Note[5]: Rover management gross margin not directly comparable to consensus estimate. Note[6]: LTM EBITDA for Rover pro forma for EBITDA contribution from Acclara / Advata acquisition.

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Confidential Preliminary Draft Subject to Change Select Precedent Transactions EV / LTM EBITDA Reference Only 25th Percentile: 14.6x Precedent Stock Deals Mean: 17.0x 30.4x 29.0x Median: 16.2x 75th Percentile 18.6x 21.1x 20.3x 18.7x 18.2x 17.9x 16.6x 15.7x 14.9x 15.4x 14.5x 14.1x Implied NMC (1) Offer Multiple : 11.5x 13.0x 9.6x Target (Healthcare) Acquiror Announcement Sep-23 Jun-22 Mar-22 Dec-21 Oct-21 Aug-21 Jan-21 Dec-20 Nov-18 Jun-18 Mar-18 Feb-18 Aug-16 Nov-15 Jan-22 Date Deal Value $1,731 $1,076 $5,000 $28,938 $1,735 $7,227 $13,051 $3,399 $5,650 $4,909 $1,200 $460 $2,384 $2,755 $4,054 ($mm) Rover LTM Trading Multiple 17.9x 20.1x 25.7x 26.7x 27.3x 24.1x 33.9x 32.6x NM NM NM NM NM NM 26.0x at time of deal % (Discount) / (19%) (22%) (27%) (42%) (26%) 20% (58%) (35%) NA NA NA NA NA NA 17% Premium to Rover 1 Source: Company filings. Note: Mean and median calculations on page exclude R1 acquisition of Cloudmed. Note : Based on 3/31/24 LTM Rover Adj. EBITDA that is pro forma for EBITDA contribution from Acclara / Advata acquisition. 10

Confidential Preliminary Draft Subject to Change Appendix 11

Illustrative Weighted Average Cost of Capital Analysis

Confidential Preliminary Draft
Subject to Change

Cost of Capital Calculation

Cost of Equity	Rover Beta / Current Cap Structure	Rover Beta / Target Cap Structure[1]	Rover Beta / Peer Cap Structure	Peer Beta / Peer Cap Structure	Peer Beta / Target Cap Structure[1]
Market Risk Premium (Rm-Rf)[2]	7.17%	7.17%	7.17%	7.17%	7.17%
Unlevered Beta[3]	0.670	0.670	0.670	0.814	0.814
Levered Beta	0.900	0.847	0.739	0.898	1.029
Adjusted Market Risk Premium	6.5%	6.1%	5.3%	6.4%	7.4%
Risk-Free Rate of Return (Rf)[4]	4.7%	4.7%	4.7%	4.7%	4.7%
Cost of Equity (Ke)	11.2%	10.8%	10.0%	11.1%	12.1%
E/(D+E)	68.6%	73.9%	87.9%	87.9%	73.9%
Weighted Cost of Equity	**7.7%**	**8.0%**	**8.8%**	**9.8%**	**8.9%**
Cost of Debt					
Cost of Debt (Kd)[5]	8.1%	8.1%	9.2%	9.2%	8.1%
Marginal Tax Rate[6]	25.0%	25.0%	25.0%	25.0%	25.0%
After-Tax Cost of Debt	6.1%	6.1%	6.9%	6.9%	6.1%
D/(D+E)	31.4%	26.1%	12.1%	12.1%	26.1%
Debt / Equity	45.7%	35.3%	13.7%	13.7%	35.3%
Weighted Cost of Debt	**1.9%**	**1.6%**	**0.8%**	**0.8%**	**1.6%**
WACC	**9.6%**	**9.6%**	**9.6%**	**10.6%**	**10.5%**

Comparable Companies

Company	Debt / Equity	Debt / Capital	Cost of Debt[7]	Unlevered Beta[3]	Levered Beta
Evolent Health	34.0%	25.4%	9.3%	1.001	1.104
HealthEquity	13.7%	12.1%	6.4%	0.812	0.896
Omnicell	46.7%	31.8%	9.2%	0.724	0.798
HealthStream	-	-	9.2%	0.723	0.797
Progyny	-	-	9.2%	1.300	1.434
ExlService	6.6%	6.2%	6.5%	1.217	1.342
Genpact	22.2%	18.2%	6.2%	0.909	1.003
WNS	6.9%	6.4%	6.6%	1.013	1.118
TruBridge	113.5%	53.2%	8.4%	0.511	0.563
Health Catalyst	58.8%	37.0%	9.2%	0.780	0.861
Premier	6.6%	6.2%	9.2%	0.454	0.500
Peer Mean	**28.1%**	**17.9%**	**8.1%**	**0.859**	**0.947**
Peer Median	**13.7%**	**12.1%**	**9.2%**	**0.812**	**0.896**

Source: Company filings, Kroll, Bloomberg, Rover management. Note: Market data as of 7/2/24. Note[1]: Assuming target capital structure of 2.5x net leverage. Note[2]: Historical long-horizon expected equity risk premium per Duff & Phelps. Note[3]: Based on 5-year, weekly, Bloomberg raw beta. Note[4]: Risk-Free Rate based on current 20-year treasury yield as of 7/2/24. Note[5]: Peer capital structure cost of debt represents group median. Note[6]: Assumes marginal tax rate of 25% per Rover management. Note[7]: Cost of debt represents current weighted average yield to worst for existing debt unless otherwise noted; OMCL, HSTM, PGNY, HCAT and PINC cost of debt represents the average 4-year single B yield.

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Confidential Preliminary Draft
Subject to Change

Historical Stock Price Performance and Valuation

EV / NTM EBITDA and Share Price (Since 1/1/2018)

	Average Per Year								Management Plan '24-'30
	2018	2019	2020	2021	2022	2023	YTD '24	'18-'24	
EV / NTM EBITDA	22.2x	16.1x	15.4x	22.1x	17.3x	12.6x	10.9x	17.0x	NA
% YoY Rev Growth [(1)]	26.4%	12.5%	14.8%	15.8%	17.4%	16.8%	12.7%	16.9%	8.1%
% YoY EBITDA Growth [(1)]	170.2%	57.2%	37.7%	22.2%	24.7%	20.2%	18.1%	50.2%	12.1%
Share Price	$7.88	$10.91	$14.23	$23.77	$20.66	$14.52	$12.03	$15.40	NA


35x
30x
25x
20x
15x
10x
5x
0x
EV / NTM EBITDA
$35.00
$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$0.00
Share Price
Jan-18
Aug-18
Apr-19
Dec-19
Aug-20
Apr-21
Nov-21
Jul-22
Mar-23
Nov-23
Jun-24
2/18/21: Reported Q4 and FY 2020 earnings
1/10/22: Announced acquisition of Cloudmed
11/8/22: Reported Q3 earnings miss and CEO change
7/1/24: Received $13.25 offer from New Mountain Capital
3/19/24: Board of Directors formed Special Committee
2/26/24: Received $13.75 unsolicited bid from New Mountain Capital
5/6/24: Waiver granted
NMC Offer (Share Price): $13.25
NMC Offer (Implied NTM Multiple): 13.0x
$10.90
10.1x
10/16/23: Jehoshaphat published short report; shares fell ~8%
6/13/24: Waiver extended
11/13/23: Announced plans to restate earnings from FY'21 through Q2'23; shares fell ~3%
EV / NTM EBITDA
EV / NTM EBITDA (Implied by NMC Offer)
Share Price
NMC Offer

Source: FactSet, Rover filings, NMC 13D, Management Plan. Note: Market data as of 7/2/24. Consensus estimates after 3/19/24 exclude brokers that have discontinued coverage and restricted brokers. Note[1]: Represents forward fiscal year vs. current fiscal year growth.

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Wall Street Research Price Targets

Confidential Preliminary Draft
Subject to Change

Legend: Undisturbed[1] / Current

			Base Case						Bull Case			Bear Case		
Broker	Date	Rating	Price Target – Undisturbed	Price Target – Current	Methodology (Based on Current Price Target)	% Premium to Undisturbed[2]	2025E EBITDA[3]	Price Target	Methodology	% Premium to Undisturbed[2]	Price Target	Methodology	% Premium to Undisturbed[2]
Cantor Fitzgerald	7/2/2024	Buy	$20.00	$20.00	3.4x '25E Rev. / 12.1x '25E EBITDA	80.2%	$825	-	-	-	-	-	-
TD Cowen	7/1/2024	Buy	$20.00	$20.00	15x '25E EBITDA	80.2%	$795	-	-	-	-	-	-
RBC	7/1/2024	Buy	$19.00	$19.00	~14x '25E EBITDA	71.2%	$771	$23.00	15x '25E EBITDA	107.2%	$7.00	8x '25E EBITDA	(36.9%)
Baird	7/2/2024	Buy	$18.00	$18.00	~13.5x '25E EBITDA	62.2%	$785	-	-	-	-	-	-
Leerink Partners	7/1/2024	Buy	$14.00	$17.00	~12x '25E EBITDA	53.2%	$762	-	-	-	-	-	-
Morgan Stanley	7/2/2024	Buy	$17.00	$17.00	12x '25E EBITDA	53.2%	$794	-	-	-	-	-	-
Citi	7/2/2024	Buy	$14.00	$16.00	~12.5x '25E EBITDA	44.1%	$769	-	-	-	-	-	-
Stephens	7/2/2024	Buy	$16.00	$16.00	12x '25E EBITDA	44.1%	$758	-	-	-	-	-	-
Truist Securities	7/1/2024	Hold	$16.00	$16.00	Blended LBO & ~11x '25E EBITDA	44.1%	$750	-	-	-	-	-	-
Jefferies	7/2/2024	Buy	$18.00	$15.00	11x '25E EBITDA	35.1%	$766	$25.00	~17x '25E EBITDA	125.2%	$7.00	~7x '25E EBITDA	(36.9%)
Canaccord	7/2/2024	Buy	$17.00	$15.00	14.5x '24E EBITDA	35.1%	$748	-	-	-	-	-	-
Guggenheim	5/30/2024	Buy	$17.00	$15.00	13x '25E EBITDA	35.1%	$764	-	-	-	-	-	-
Deutsche Bank	7/2/2024	Hold	$15.00	$14.00	12.5x '24E EBITDA	26.1%	$794	-	-	-	-	-	-
Evercore ISI	7/1/2024	Hold	$12.00	$14.00	Blended DCF and Valuation Multiples	26.1%	$737	-	-	-	-	-	-
KeyBanc	5/10/2024	Hold	$13.00		NA	0.0%	$776	-	-	-	-	-	-
Sadif	3/5/2024	Buy			NA	0.0%	NA	-	-	-	-	-	-
ISS-Eva	2/27/2024	Sell			NA	0.0%	NA	-	-	-	-	-	-
Discontinued Coverage[4]: Barclays	3/13/2024	Hold	$14.00	$14.00	~9.0x '25E EBITDA	26.1%	$803	$17.00	~11.0x '25E EBITDA	53.2%	$9.00	~6.5x '25E EBITDA	(18.9%)
Discontinued Coverage[4]: JP Morgan	1/9/2024	Hold	$11.00	$11.00	8.5x '25E EBITDA	(0.9%)	NA	-	-	-	-	-	-

	Current	Undisturbed[4]	Current Fundamental[5]	Methodology	% Premium to Undisturbed	2025E EBITDA	Bull Price Target	Bull Methodology	Bull % Premium	Bear Price Target	Bear Methodology	Bear % Premium
Mean	**$16.57**	**$15.79**	**$17.00**	**12.7x '25E EBITDA[6]**	**49.3%**	**$773**	**$24.00**	**~16x '25E EBITDA**	**116.2%**	**$7.00**	**~7.5x '25E EBITDA**	**(36.9%)**
Median	**$16.00**	**$16.00**	**$17.00**	**12.3x '25E EBITDA[6]**	**44.1%**	**$768**	**$24.00**		**116.2%**	**$7.00**		**(36.9%)**
Management Plan						**$766**						
% Difference to Median						*(0.2%)*						

Source: Wall Street Research, Management Plan. Note: Market data as of 7/2/24. Note[1]: Represents broker price targets prior to NMC 13D filing on 2/26/24. Note[2]: Represents premium to Rover's closing undisturbed price of $11.10 as of 2/23/24; utilizes current price target. Note[3]: Represents current 2025E EBITDA estimates. Note[4]: Undisturbed mean / median includes undisturbed price targets from brokers with discontinued coverage, brokers with discontinued coverage are excluded from all other mean / median calculations. Note[5]: Excludes broker price targets that include potential transaction in price target rationale (Jefferies, Truist Securities, Citi and Guggenheim). Note[6]: Excludes brokers who have not used '25E EBITDA in their disclosed methodology.

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Street Perspectives – Future Share Price Analysis

Confidential Preliminary Draft
Subject to Change

Based on Management Plan

Rover Share Price Over Time

($ in millions, except per share values)



CAGR
7.5x EV / NTM EBITDA Multiple (Bear Multiple)
11.0x EV / NTM EBITDA Multiple ("Current" Multiple)
16.0x EV / NTM EBITDA Multiple (Bull Multiple)
Undisturbed
$11.10
$21.33
$25.31
$30.13
$34.49
$38.56
$42.90
26.0%
$13.53
$16.41
$19.93
$23.18
$26.30
$29.61
18.2%
$8.01
$10.16
$12.78
$15.25
$17.68
$20.26
10.8%

	12/31/2024	12/31/2025	12/31/2026	12/31/2027	12/31/2028	12/31/2029
NTM EBITDA	$766	$874	$1,001	$1,109	$1,202	$1,301
% YoY Growth		*14%*	*15%*	*11%*	*8%*	*8%*
(x) EV / NTM EBITDA	11.0x	11.0x	11.0x	11.0x	11.0x	11.0x
Enterprise Value	**$8,427**	**$9,617**	**$11,012**	**$12,194**	**$13,217**	**$14,306**
Less: Net Debt	(2,025)	(1,733)	(1,315)	(788)	(190)	489
Equity Value	**$6,402**	**$7,884**	**$9,697**	**$11,405**	**$13,026**	**$14,795**
Share Price	**$13.53**	**$16.41**	**$19.92**	**$23.20**	**$26.27**	**$29.61**
% Growth	*22%*	*21%*	*21%*	*16%*	*13%*	*13%*
Present Value of Stock Price[1]						
"Current" Multiple	**$12.85**	**$14.03**	**$15.35**	**$16.10**	**$16.42**	**$16.67**
% Premium / (Discount) to Undisturbed	***16%***	***26%***	***38%***	***45%***	***48%***	***50%***
Bear Multiple	**$7.60**	**$8.69**	**$9.84**	**$10.59**	**$11.03**	**$11.41**
% Premium / (Discount) to Undisturbed	***(32%)***	***(22%)***	***(11%)***	***(5%)***	***(1%)***	***3%***
Bull Multiple	**$20.25**	**$21.65**	**$23.21**	**$23.95**	**$24.09**	**$24.16**
% Premium / (Discount) to Undisturbed	***82%***	***95%***	***109%***	***116%***	***117%***	***118%***

Source: Rover filings, Management Plan. Current FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management. FDSO in subsequent periods updated for increased warrants / options per the treasury stock method based on the projected stock price, and projected shares issued related to stock-based comp per Rover management. Note[1]: Assumes 11% discount rate.

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Buyer (NMC) Perspective – Leveraged Buyout Analysis

Confidential Preliminary Draft
Subject to Change

($ in millions, except for per share values)

Sensitivity Analysis – Implied Share Price

LTM Exit Multiple vs. IRR

Assuming 5.9x Leverage

Exit Multiple (LTM)	IRR 17.5%	IRR 20.0%	IRR 22.5%
11.5x	$13.13	$12.14	$11.26
12.5x	$14.18	$13.08	$12.11
13.5x	$15.22	$14.02	$12.96
14.5x	$16.27	$14.97	$13.81
15.5x	$17.32	$15.91	$14.66

Leverage vs. IRR

Assuming 13.5x LTM EBITDA exit multiple

Leverage	IRR 17.5%	IRR 20.0%	IRR 22.5%
5.3x	$14.91	$13.66	$12.55
5.5x	$15.03	$13.80	$12.71
5.9x	$15.22	$14.02	$12.96
6.0x	$15.27	$14.07	$13.02
6.3x	$15.39	$14.21	$13.18

LTM Exit Multiple vs. Leverage

Assuming 20% IRR

Exit Multiple (LTM)	Leverage 5.3x	Leverage 5.9x	Leverage 6.3x
11.5x	$11.77	$12.13	$12.33
12.5x	$12.71	$13.08	$13.27
13.5x	$13.66	$14.02	$14.21
14.5x	$14.60	$14.96	$15.16
15.5x	$15.54	$15.90	$16.10

Assumptions

- Assumes 6/30/24 transaction close, 5-year investment horizon, refinancing of existing debt, $125mm of minimum cash and $200mm of transaction costs
- Base leverage scenario of 5.9x assumes $3,750mm of new debt ($1,875mm new first lien TL and $1,875mm new secured bonds), incremental / decline in leverage evenly split between first lien term loan and secured bonds
- LTM 6/30/24 leverageable EBITDA of $635mm ($622mm Rover EBITDA plus half a year contribution from Acclara / Advata acquisition of $13mm)

Source: Rover filings, Management Plan, NMC email received 7/2/24. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method; includes 1.5mm shares from a quarter year of stock-based compensation dilution.

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Confidential Preliminary Draft Subject to Change Basis for Management Plan — 7-year model (through 2030) constructed by Management to assist the Special Committee — 2024 baseline forecast is the 2024 Board approved budget updated for Acclara/Providence and the current view on the impact of Change — Go forward (2025 and beyond) projections are based on a detailed view, with revenue and margin assumptions by customer or business and expense growth assumptions by function, and Acclara and Providence projections based on the Board approved model with minor adjustments ¡ Projections for the End-to-End business reflect current assumptions on key events and risks, including client divestitures, implementation delays, etc. ¡ The impact of the outage resulting from the Change Healthcare cyberattack is layered on to the 2024 and 2025 projections ¡ Projections include a contingency of $10mm of revenue and $20mm of EBITDA in 2024 with modest growth thereafter ¡ Expenses assume inflation of 3% in the US, 10% in India and 6% in the Philippines; assumes a ~4% productivity target annually across operations — Potential upsides to the projections include: ¡ Investments in AI yield higher than modeled improvements in efficiency and potential future incremental use cases ¡ New End-to-End business outpaces the ~$4-5bn of NPR per year assumed in the model ¡ Acquisitions of complementary businesses that yield synergy and cross-sell opportunities ¡ Timing of divestitures vs. model assumptions (based on current, known portfolio reviews) — Key risks to the projections include: ¡ Potential contract changes on End-to-End renewals ¡ Operational issues at certain clients ¡ Client divestitures above what has been assumed by customer in near term and modeled through 2026 and ability to reduce “stranded” costs ¡ New End-to-end business is less than the ~$4-5bn of NPR per year assumed in the model ¡ Less volume recovery and incentive payments related to Ascension’s outage Source: Management Plan. 17

Confidential Preliminary Draft Subject to Change Management P&L Summary Historicals Management Plan ($ in millions, except per share values) Calendar Year Ended December 31, '24E-'30E 2021A 2022A 2023A 2024B 2025E 2026E 2027E 2028E 2029E 2030E CAGR Revenue $1,475 $1,806 $2,254 $2,666 $2,913 $3,123 $3,392 $3,677 $3,962 $4,261 8.1% % growth 22.5% 24.8% 18.3% 9.2% 7.2% 8.6% 8.4% 7.8% 7.5% Gross Profit $567 $758 $1,025 $1,202 $1,326 $1,457 $1,612 $1,750 $1,874 $2,007 8.9% % margin 38.5% 41.9% 45.5% 45.1% 45.5% 46.7% 47.5% 47.6% 47.3% 47.1% (-) Support Costs (221) (334) (410) (547) (560) (583) (611) (641) (673) (706) Adj. EBITDA $346 $424 $614 $655 $766 $874 $1,001 $1,109 $1,202 $1,301 12.1% % margin 23.5% 23.5% 27.3% 24.6% 26.3% 28.0% 29.5% 30.1% 30.3% 30.5% (-) Depreciation & Amortization (78) (172) (278) (341) (346) (363) (375) (388) (402) (416) (-) Stock-Based Compensation (77) (65) (72) (84) (92) (95) (100) (108) (117) (125) (-) Non-Recurring Costs (56) (190) (117) (114) (60) (35) (30) (30) (30) (30) Income from Operations $136 ($3) $148 $117 $268 $381 $496 $582 $653 $729 35.7% Source: Rover filings, Management Plan. 18

Management Plan

Confidential Preliminary Draft
Subject to Change

FY2021A – FY2030E Revenue

($ in millions)



$1,475
$1,806
$2,254
$2,666
$2,913
$3,123
$3,392
$3,677
$3,962
$4,261
2021A
2022A
2023A
2024B
2025E
2026E
2027E
2028E
2029E
2030E

% Growth	2021A	2022A	2023A	2024B	2025E	2026E	2027E	2028E	2029E	'24B – '30E CAGR
Total	*22.5%*	*24.8%*	*18.3%*	*9.2%*	*7.2%*	*8.6%*	*8.4%*	*7.8%*	*7.5%*	*8.1%*

FY2021A – FY2030E Adj. EBITDA

($ in millions)



Management ex. Change
Change Impact(1)
$346
$424
$614
$655
$676
($21)
$766
$784
($18)
$874
$1,001
$1,109
$1,202
$1,301
2021A
2022A
2023A
2024B
2025E
2026E
2027E
2028E
2029E
2030E

	2021A	2022A	2023A	2024B	2025E	2026E	2027E	2028E	2029E	2030E	'24B – '30E CAGR
Growth	-	*22.5%*	*45.0%*	*6.7%*	*16.9%*	*14.1%*	*14.5%*	*10.7%*	*8.4%*	*8.2%*	*12.1%*
Margin	*23.5%*	*23.5%*	*27.3%*	*24.6%*	*26.3%*	*28.0%*	*29.5%*	*30.1%*	*30.3%*	*30.5%*	-

Commentary

Historical Performance

- 2022 includes a half year of Cloudmed
- 2023 normalized revenue and EBITDA growth (pro forma for Cloudmed) of 12% and 21%, respectively, driven by strong modular revenue growth and in-year synergy realization

2024 Budget

- 2024 includes Acclara + Advata for ~11.5 months and Providence based on original implementation timing
- Revenue growth of 19% and EBITDA growth of 10% excluding Change impact
- Plan assumes $58mm of cost synergies realized project to date
- 2024 projections include $21mm of EBITDA impact from Change Healthcare

2024 – 2030 Performance

- 2024B-2030E revenue and Adj. EBITDA CAGR of 8% and 12%, respectively
- Revenue growth reflects continued strong RPS (modular) cross-sell, maturation of Providence contract and new end-to-end wins, offset by headwinds for certain end-to-end and physician customers
- EBITDA margin increase reflects maturation of Providence contract and impact of technology investments and initiatives

Source: Rover filings, Management Plan. Note[1]: Represents impact of Change Healthcare's outage due to cybersecurity issue.

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Confidential Preliminary Draft Subject to Change Comparison to Street Estimates Revenue ($ in millions) (1) Management ex. Change Change Impact Street $4,360 $4,261 $4,070 $4,051 $3,962 $3,691 $3,677 $3,392 $3,216 $3,123 $2,930 $2,913 $2,609 $2,666 $742 $713 $660 $646 $636 $674 $28 $2,927 $2,681 $714 $695 $649 ($15) ($14) ($3) ($21) Q2 2024B Q3 2024B Q4 2024B 2024B 2025E 2026E 2027E 2028E 2029E 2030E % Difference Incl. Change 1.6% 2.1% 4.0% 2.2% (0.6%) (2.9%) (8.1%) (9.6%) (2.2%) (2.3%) Excl. Change 2.1% 5.3% 0.1% 2.8% (0.1%) (2.9%) (8.1%) (9.6%) (2.2%) (2.3%) Adj. EBITDA ($ in millions) (1) $1,301 Management ex. Change Change Impact Street $1,202 $1,185 $1,143 $1,109 $1,093 $1,016 $1,001 $874 $877 $766 $769 $643 $655 $218 $188 $163 $154 $152 $26 $141 $784 $676 $192 $186 $146 ($18) ($5) ($23) ($21) Q2 2024B Q3 2024B Q4 2024B 2024B 2025E 2026E 2027E 2028E 2029E 2030E % Difference Incl. Change (7.1%) 5.6% 16.4% 2.0% (0.3%) (0.4%) (1.4%) (3.1%) 10.0% 9.8% Excl. Change (3.8%) 20.5% 2.5% 5.2% 2.0% (0.4%) (1.4%) (3.1%) 10.0% 9.8% 1 Source: Management Plan, FactSet. Note: Market data as of 7/2/24. Consensus estimates exclude brokers that have discontinued coverage and restricted brokers. Note : Represents impact of Change Healthcare’s outage due to cybersecurity issue. 20

Confidential Preliminary Draft Subject to Change Precedent Public HCIT Deals – DCF Assumptions Terminal Assumptions Announcement Date Target Acquiror PGR Exit Multiple WACC 09/06/23 2.0% - 3.0% - 8.9% - 10.6% 06/26/23 2.0% - 3.0% - 8.25% - 10.5% 02/08/23 2.5% - 3.5% - 11.25% - 13.5% Advisor 1 0.9% - 4.6% (implied) 8.0x - 10.5x 9.5% - 11.5% 09/05/22 Advisor 2 2.5% - 3.5% - 9.6% - 10.7% 06/21/22 - 8.0x - 12.0x 10.0% - 12.0% Advisor 1 2.5% - 3.5% - 8.5% - 9.5% 03/29/22 Advisor 2 4.5% - 5.5% - 10.6% - 11.6% Cloudmed - 20.0x - 24.0x 9.75% - 10.75% 01/10/22 R1 - 20.0x - 24.0x 9.5% - 10.5% Advisor 1 1.75% - 2.5% 8.4x - 13.6x (implied) 6.25% - 7.75% 12/20/21 Advisor 2 2.5% - 3.5% - 7.25% - 8.5% 08/19/21 3.0% - 4.0% - 8.0% - 9.0% 01/06/21 1.25% - 2.25% 8.5x - 12.4x (implied) 6.75% - 7.75% 12/21/20 4.0% - 4.5% - 9.0% - 10.0% Advisor 1 - 10.5x - 12.5x 10.5% - 12.0% 11/12/18 Advisor 2 5.3% - 7.1% (implied) 10.5x - 12.5x 10.0% - 11.0% Source: Company filings. 21

Confidential Preliminary Draft Subject to Change Discounted Cash Flow Analysis ($ in millions, except for per share values) Implied Share Price – PGR Method (4.0% PGR and 10.25% WACC) Sensitivities WACC NPV of Cash Flows $2,097 26.2% 9.50% 9.88% 10.25% 10.63% 11.00% NPV of Terminal Value 5,888 73.6% 3.5% $13.55 $12.49 $11.55 $10.71 $9.94 NPV of NOLs 11 0.1% Implied 3.8% $14.14 $13.01 $12.00 $11.11 $10.30 Share Total NPV $7,996 100.0% Price 4.0% $14.79 $13.57 $12.49 $11.54 $10.68 Less: 6/30/24 Net Debt (2,133) 4.3% $15.50 $14.18 $13.02 $12.00 $11.09 Equity Value $5,863 4.5% $16.28 $14.84 $13.59 $12.50 $11.53 Total Diluted Shares 469.462 Implied Share Price $12.49 WACC 9.50% 9.88% 10.25% 10.63% 11.00% 3.5% 8.8x 8.3x 7.9x 7.5x 7.1x Implied 3.8% 9.2x 8.7x 8.2x 7.8x 7.4x Terminal Exit Multiple 4.0% 9.7x 9.1x 8.5x 8.1x 7.6x 4.3% 10.2x 9.5x 8.9x 8.4x 8.0x 4.5% 10.7x 10.0x 9.3x 8.8x 8.3x Source: Rover filings, Management Plan, NOL projections per Rover management. Note: Based on 2024-2030 Management Plan, discounted back to 6/30/24 using mid-year convention. FDSO assumes 421.8mm basic shares outstanding, 2.2mm options with a weighted average exercise price of $3.52, 1.5mm IMH warrants with an exercise price of $6.00, 40.5mm TB/ASC warrants with an exercise price of $3.50, 12.2mm Providence warrants with an exercise price of $10.52 and 12.8mm RSUs/PBRSUs per Rover Management; option / warrant dilution based on treasury stock method; includes 1.5mm shares from a quarter year of stock-based compensation dilution. 22 PGR PGR

Confidential Preliminary Draft Subject to Change Premiums Paid Analysis (Cash Deals) Premium to Undisturbed Price 45 # of Transactions 144 42 25th Percentile 23.6% Mean 40.1% 40 Median 32.1% 75th Percentile 53.4% 35 30 24 25 20 18 14 15 13 11 10 6 5 5 5 3 2 1 0 <0% 0-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% >100% Source: FactSet, Dealogic, Press, Deal Points. Note: Data represents deals from last 10 years involving US targets with total EV between $5bn and $15bn. Includes cash-only transactions and excludes minority transactions. 23 Number of Transactions

Confidential Preliminary Draft Subject to Change Premiums Paid Analysis – LBOs (Cash Deals) Premium to Undisturbed Price 18 # of Transactions 57 17 25th Percentile 19.9% Mean 34.3% 16 Median 27.1% 75th Percentile 47.9% 14 12 11 10 9 8 6 6 4 3 3 3 2 2 2 1 0 0 0 <0% 0-10% 10%-20% 20%-30% 30%-40% 40%-50% 50%-60% 60%-70% 70%-80% 80%-90% 90%-100% >100% Source: FactSet, Dealogic, Press, Deal Points. Note: Data represents deals from last 10 years involving US targets and Sponsor buyers with total EV between $5bn and $15bn. Includes cash-only transactions and excludes minority transactions. 24 Number of Sponsor-Led Transactions

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